Item 77.I. Terms of New or Amended Securities
The Board of Directors (the "Board") of Morgan Stanley Institutional Fund, Inc. (the "Fund") at a meeting duly convened and held on December 4-5, 2012, approved, effective February 25, 2013, the following changes to the Portfolios of the Fund: (i) the imposition of a maximum initial sales charge of 5.25% on purchases of Class P shares of equity portfolios of the Fund and 4.25% on purchases of Class P shares of fixed income portfolios of the Fund, (ii) a decrease in the minimum investment amount of Class P shares of the portfolios from $1,000,000 to $1,000; (iii) the implementation of criteria for the waiver of the newly imposed front-end sales charge on Class P shares of the portfolios, (iv) an increase in the maximum initial sales charge on Class H shares of the Emerging Markets Domestic Debt Portfolio and the
Emerging Markets External Debt Portfolio from 3.50% to 4.00%; (v) Distribution and Shareholder Services (12b-1) fees applicable to the Class L shares of the Emerging Markets Domestic Debt Portfolio and the Emerging Markets External Debt Portfolio were reduced from
0.75% to 0.50%. As a result of this reduction in the 12b-1 fees, the expense caps of Emerging Markets Domestic Debt Portfolio and
Emerging Markets External Debt Portfolio decreased from 1.60% to
1.35% and (vi) the minimum investment amount of Class L shares was lowered from $25,000 to $1,000. The Fund made these changes in supplements to its Prospectuses and Statement of Additional
Information filed via EDGAR with the Securities and Exchange
Commission on January 14, 2013 (accession numbers 0001104659-13-
002345, 0001104659-13-002347 and 0001104659-13-002349) and
incorporated by reference herein.
The Board at meetings duly convened and held on December 4-5, 2012 and April 17-18, 2013, also adopted resolutions which established 14 additional classes of common stock of the Fund, as follows:
Advantage Portfolio - Class IS
Emerging Markets Portfolio - Class IS
Emerging Markets Domestic Debt Portfolio - Class IS
Emerging Markets External Debt Portfolio - Class IS
Global Opportunity Portfolio - Class IS
Global Real Estate Portfolio - Class IS
Growth Portfolio - Class IS
International Equity Portfolio - Class IS
International Opportunity Portfolio - Class IS
International Real Estate Portfolio - Class IS
Opportunity Portfolio - Class IS
Select Global Infrastructure Portfolio - Class IS
Small Company Growth Portfolio - Class IS
U.S. Real Estate Portfolio - Class IS
Class IS is more fully described in Prospectuses and Statements of Additional Information filed via EDGAR with the Securities and Exchange Commission on June 13, 2013 (accession no. 0001104659-13-048912) and July 12, 2013 (accession no. 0001104659-13-054216)
and incorporated by reference herein.